EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

October 1, 2003

DOMINION HOMES

ANNOUNCES EXPANSION INTO LEXINGTON MARKET

LOUISVILLE, KY – Dominion Homes, one of the top 30 homebuilders in the country, announced today that the Company has selected Lexington, KY as its next expansion market.

“As we looked at expansion opportunities, Lexington was the most appealing for several reasons,” Steve George, President of Dominion Homes’ Kentucky division said. “As Louisville’s largest builder, we have been studying the Lexington market for several years. We were drawn here because we believe that there is an unmet demand in Lexington for higher quality, medium priced single-family homes. In addition, Lexington’s continued growth, historically strong economy, and demographic profile make the market very attractive to us,” George said.

Dominion Homes is a developer of well-designed communities and a builder of quality single-family homes. The Company expects to initially build homes in the $125,000—$300,000 price range. Dominion prides itself on using custom-like, quality building materials, such as hand-built structurally-engineered floor trusses and category 5 wiring, and the best name brand components, like Anderson® wood windows, Kohler® plumbing fixtures, GE® appliances and Trane HVAC systems.

The Company hires local construction subcontractors and crews to build their homes and developments. Dominion anticipates that they will create about 300 jobs in the Lexington area over the next five years.

Dominion Homes has reviewed a number of prime sites in the Lexington area, has agreements to acquire a few parcels of land, and is actively pursuing the purchase of additional sites. They expect to start land development by the end of the year, with their first model home opening in Spring, 2004. The Company’s new office will open in late November where George, as President of the Kentucky region, will be overseeing the expansion project.

“Our company has a successful development philosophy which allows us to maintain our high community standards. People will come to recognize our well-maintained, signature entries, and for the way we preserve the aesthetics of the surrounding area,” George said.

The Company, which celebrated its 50-year anniversary in 2002, is headquartered in the Columbus area, and is publicly traded on the Nasdaq Exchange (symbol DHOM). Dominion Homes currently offers four series of homes that are differentiated by size, price, standard features and options. The Company’s building philosophy focuses on “The Best of Everything®” for its customers. With homes ranging in price from $100,000 to $300,000, Dominion has built homes for more than 21,000 Ohio and Kentucky families. Dominion Homes currently has more than 50 locations and offers a wide selection of floor plans designed to fit the lifestyles and budgets of every customer it serves. Log on to www.dominionhomes.com for more information.

FOR MORE INFORMATION, CONTACT:

Steve George – (502) 426-HOME